Separation Agreement and General Release

Thank you for over 19 years of contributions to the McDonald’s system. This Agreement sets forth the terms of your separation from employment with McDonald’s (also referred to as “the Company”). Throughout this Agreement, the term “McDonald’s” or the “Company” includes McDonald’s Corporation, McDonald’s USA, LLC, all of their respective subsidiaries, affiliates and related entities and companies, and their current and former directors, officers, agents, employees and attorneys, trustees and other fiduciaries, and all successors and assigns of all of the foregoing. If you understand and agree with these terms, please sign in the space provided below. If you and the Company sign below (and you do not revoke this Agreement as provided below), this will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers. We will refer to this document as the “Agreement.”

1.Retirement Date. Your last day of employment with the Company shall be mutually agreed upon by and between you and the Corporate Executive Vice President – Global Chief People Officer, and in no event shall such date be prior to February 18, 2021 (the “Termination Date”). As a condition to the Company’s obligations under this Agreement, you will provide any transition services necessary to facilitate a smooth transition of your job responsibilities, and perform such other duties and responsibilities as reasonably requested by the Company through the Termination Date, taking into account your ability to do so in light of your diagnosis and based upon the advice of your physician. Effective as of the Termination Date, you will resign, or will have resigned, from all positions at the Company (and as a fiduciary of any benefit plan of the Company), and you shall be deemed to have resigned as of no later than the Termination Date. You will execute such additional documents as requested by the Company to evidence the foregoing.

2.Consideration. In recognition of your past service to the Company, as consideration for the mutual promises and covenants set forth herein, and subject to your continued compliance with the terms and conditions set forth in this Agreement, the Company will provide:

a.Eight (8) weeks’ base salary representing your earned sabbatical consistent with Company policy. The Company will make that payment to you after six (6) months have elapsed from your separation from service, as such term is defined by the Internal Revenue Service, in accordance with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”), which date may occur prior to the Termination Date (“Separation from Service”), if you do not revoke the Agreement after executing and re-executing it as provided below;

b.You are eligible for Target Incentive Plan (“TIP”) award payment, consistent with the TIP plan and any administrative requirements thereunder, if any is earned based on Company performance; and

c.Following your Termination Date, if you are eligible for and timely elect coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the cost of your medical benefits under COBRA, minus the cost of coverage for an active employee at level of Executive Vice President, for a period of 18 months, beginning in the month following your Termination Date. You will only be able to take the COBRA coverage if you pay the applicable employee cost on a monthly basis, and otherwise continue to remain eligible for COBRA. McDonald’s will not withhold your share of these costs from any cash amounts owed to you. After the applicable 18-month period, you will be responsible for the full cost of any remaining COBRA coverage at the rate charged for non-subsidized COBRA coverage.

3.Other Payments. All other pay earned by you including any accrued but unused vacation, personal days, and floating holidays as of your Termination Date, will be paid to you in accordance with the terms of the applicable plans and otherwise as required pursuant to applicable law. All payments to you, as set forth in this Agreement, will be issued in accordance with, and subject to any withholding required by, all local, state, and federal laws.

4.Benefits Treatment. In the event that you qualify for short-term disability leave, in accordance with Company policy, you will continue to receive all current benefits through your Termination Date, and in the event you qualify for long-term disability leave, you will be entitled to all of the benefits provided for in the relevant McDonald’s benefit plan documents and polices, including specifically the Long-Term disability plan document. Unless otherwise provided below, your termination date for purposes of McDonald’s benefits programs, including but not limited to the 401(k) Plan, Long Term Incentive Plans and the McDonald’s welfare plans, such as the Health (medical, dental vision), Group Insurance and Spending Account Plans, shall be determined in accordance with the terms of the applicable plan and awards. For information on continuing Health or Healthcare Spending Account Plans through COBRA, see below. If there are any discrepancies between this Agreement and the official benefit plan documents, the official plan documents will govern. McDonald’s reserves the right, in its sole discretion, to change or discontinue its benefit programs at any time, with or without prior notice.

5.Continuation of Health Coverage. You will receive information, under separate cover, regarding your rights under COBRA to a temporary extension of your group health coverage, as well as timeframes necessary for continuations, conversions and/or distribution of benefits under the Company’s benefit programs after your Termination Date and otherwise in accordance with the terms thereof.

6.Stock Options and Restricted Stock Units. All stock option and restricted stock unit (RSU) awards held by you shall be treated in accordance with the terms of the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan, as amended, and the applicable stock option or RSU award agreement (collectively, the “Grant Materials”). Notwithstanding anything to the contrary in this Agreement, for purposes of your stock options, your reason for termination is Termination of Employment with at Least 68 Years of Combined Age and Company or Affiliate Service and for purposes of your RSUs, your reason for Termination of Employment is Disability, which shall constitute a “disability” for purposes of Section 409A. Notwithstanding anything set forth herein to the contrary, the Company reserves the right to terminate your employment for “Cause” between the date hereof and the Termination Date or deem your employment to have been terminated for “Cause” if facts or circumstances are discovered following the Termination Date that would have given rise to grounds for a termination of employment by the Company for “Cause” had such facts or circumstances been known prior to the Termination Date.

Your stock options and RSUs will be treated in accordance with the applicable provisions in the Grant Materials, as summarized below.

Stock Options

Pursuant to the terms of the Grant Materials, you will be permitted to exercise your outstanding stock option awards as provided in the chart below.

Options Granted	Options That May be Exercised	Last Date to Exercise (If the last date to exercise is a weekend or a US holiday, the last date will be the previous business day.)
All outstanding stock options will become vested	Options will become exercisable pursuant to their original vesting schedule	The Expiration Date of each respective grant (which is the 10th anniversary of the grant date)

Restricted Stock Units (RSUs)

Pursuant to the terms of the Grant Materials, your RSUs will be treated as follows:

RSUs Granted	Vesting Schedule
All outstanding RSU awards	All RSUs (and any corresponding Dividend Equivalents, if applicable) will vest in full as a result of your Disability, without regard to the performance conditions, and will be settled in accordance with the Grant Materials provisions applicable to a Disability that constitutes a “disability” for purposes of Section 409A

For the avoidance of doubt, upon your respective Termination Date and Separation from Service, you shall receive the treatment provided in Grant Materials consistent with reason for separation as provided in this Section 6, however, in the event of a conflict between any other terms of this document and the relevant Grant Materials, the Grant Materials will prevail.

7.Officer Financial Planning. After your Termination Date, you have three (3) months (or until the end of the calendar year in which the Termination Date occurs, if earlier) to complete your financial planning and submit any expenses for reimbursement for the calendar year in which your Termination Date occurs.

8.Officer Annual Physical. You will be eligible to receive your annual executive physical for calendar year 2021, and any future years, in accordance with and as provided by the terms of the Executive Physical Program, provided your physical is completed within six months of your Termination Date. Executive Physicals completed after your Termination Date are considered taxable income to you.

9.Retirement Transition Counseling. You are eligible to receive Retirement Counseling Services in accordance with the terms of the program, unless you already used the program. McDonald’s may amend or discontinue this program at any time in its sole discretion, even after you have satisfied the eligibility requirements and/or begun your counseling sessions.

10.Resignations. I hereby agree to tender my resignation in a timely manner as requested by the Company for any and all officer and director positions that I hold with a McDonald’s group company.

11.Release of Claims. In exchange for the payment(s) and benefit(s) described in this Agreement, you agree to waive, as of the date hereof and again by re-executing this agreement in the space provided on the signature page hereto for such re-execution on a date that is no later than fifteen (15) days following the Termination Date, to the fullest extent permitted by law, all claims available under federal, state or local law against the Company and the directors, officers, employees, and agents of the Company arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act (WARN), the Genetic Information Non-Discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act of 1964, the Uniformed Services Employment and Reemployment Rights Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Lilly Ledbetter Fair Pay Act of 2009, any state or federal consumer protection and/or trade practices act, the Illinois Human Rights Act, the Illinois Equal Pay Act, the Illinois Wages of Women and Minors Act, the Illinois Occupational Safety and Health Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Religious Freedom Restoration Act, the Illinois Whistleblower Act, the anti-retaliation provisions of the Illinois Workers Compensation Act, the Illinois Wage Payment and Collection Act, the Illinois Minimum Wage law, the Illinois Family Military Leave Act, the Illinois Nursing Mothers in the Workplace Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, and the Illinois Victims’ Economic Security and Safety Act, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. You understand that you are not waiving your right to vested benefits under the written terms of the Company’s 401(k) Plan, claims for unemployment or workers’ compensation benefits, claims to enforce this Agreement including the use of this Agreement as evidence, any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, rights as current and former Company Officer under Indemnification and hold harmless provisions of the Company Bylaws or elsewhere, claims arising after the date on which you sign this Agreement, your right to appeal decisions denying benefits or the existence of a short term or long term disability, or claims that are not otherwise waivable under applicable law.

You agree that this Agreement provides benefits to you that are above and beyond anything to which you are otherwise entitled. This release does not include any claims that may not be released by law, and this release does not waive claims or rights that arise after the dates on which you execute and then re-execute this Agreement. Further, this release will not prevent you from doing either of the following:

a.Obtaining unemployment compensation, which the Company will not contest, state or Company disability insurance and disability related benefits, or workers’ compensation benefits from the appropriate state agency in which you live and work, provided you satisfy the legal requirements for such benefits; nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that you are entitled to such benefits; or

b.Asserting any right you have that is created or preserved by this Agreement, such as your right to receive the payments and benefits set forth above, or to continue at your own cost group medical coverage under COBRA.

12.Medicare Disclaimer. You represent that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

13.Reports to Government Entities and No Interference with Rights. Nothing in this Agreement, including the Release of Claims, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You also understand that this Agreement does not prohibit you from making any truthful statements or disclosures required by law, regulation or legal process or requesting or receiving confidential legal advice regarding this Agreement before it is executed. Additionally, you understand that nothing in this Agreement waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct, alleged unlawful employment practices, or alleged discrimination or harassment regarding the Company, its agents, or employees, when you have been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. You do not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. You are not required to notify the Company that you have engaged in such communications with the Regulators.

However, you are waiving your right to receive any personal monetary relief resulting from such claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A). Notwithstanding the forgoing, this Agreement does not prohibit you from accepting any award issued to you by the SEC as a reward for providing information to that agency, or under any state or federal bounty program.

14.No Other Amounts Due. You acknowledge and agree that as of the date of the re-execution of this Agreement following the Termination Date you: (i) will have received all salary and benefits due to you to date; (i) have taken any family and medical leave prior to the date hereof to which you are entitled under applicable federal, state, and local law (it being understood that you remain entitled to make a claim for disability benefits under any applicable Company policy with respect to any medical condition arising prior to the Termination Date); and (ii) have not experienced any work-related injury or illness for which you have not already filed a claim. All pay earned by you and due to have been paid as of the date of this Agreement and again upon its re-execution as required by Sections 11, 33 and 34 hereof, as applicable, including but not limited to any vacation pay due, has been paid or is included in the amounts referred to in Sections 2 and 3 above.

15.Neutral Reference. McDonald’s agrees to provide a neutral reference (providing only dates of employment and positions held) to any reference requests by parties outside McDonald’s, provided that all reference requests are directed only to The Work Number at www.theworknumber.com or 1-800-367-5690. McDonald’s is not responsible for statements or references given by any other McDonald’s personnel.

16.Representations.

a.You hereby represent and warrant that you have not knowingly violated or caused the Company to violate any federal, state or local laws; and you acknowledge: (i) it is Company policy to encourage reporting internally any actual or potential violations of any federal, state or local laws by the Company; and (ii) no one interfered with your ability to do so during your employment. You further represent you have had the opportunity to raise any safety concerns, safety complaints, or whistleblower activities against the Company, and no one has interfered with your opportunity to raise any safety concerns, safety complaints, or whistleblower activities during your employment.

b.The Company hereby acknowledges and agrees that as of the date hereof it is not aware of any fact or circumstance that would permit the Company to terminate your employment for “Cause” (as defined in the Amended and Restated 2012 Omnibus Stock Ownership Plan).

17.Duty of Cooperation Post-Termination. In keeping with your then current professional and personal obligations, you agree to continue to cooperate fully and in a timely manner with the Company and its counsel following your Termination Date with respect to any matter (including, without limitation, any litigation, investigation or governmental proceeding) which relates to anything you may have knowledge or information about through your employment with the Company. This cooperation may include appearing from time-to-time for conferences and interviews and providing the officers of the Company and its counsel with the full benefit of your knowledge with respect to any such matter. The Company will reimburse you for reasonable out-of-pocket costs and expenses and will endeavor to set meeting times that are mutually agreeable. If cooperation exceeds one day per month, including travel, the Company will pay your current hourly rate.
18.Governing Law. This Agreement shall be governed by the laws of Delaware.

19.Limits on Adverse Comments and Publications. Except as provided in the Reports to Government Entities and No Interference with Rights Section above, you agree to refrain from all conduct, verbal or otherwise (including but not limited to postings on the internet and/or on any social media outlet, such as Twitter and Facebook) that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of McDonald’s, its past or current parents, subsidiaries or joint ventures, or any of its or their past or present officers, directors or employees. Without limiting the generality of the foregoing, you further agree that, you shall not, for three (3) years following your Termination Date, publish any articles or books about McDonald’s, its business, or any McDonald’s employee, or grant an interview to any representative of the public media, without the prior written consent of McDonald’s acting General Counsel. Please contact Carrie Reuter (or their successor), c/o McDonald’s Corporation, 110 North Carpenter Street, Dept. #146, Chicago, IL 60607, to request such written consent. You agree that the requirements and obligations in this Section serve you as well as the Company in ensuring an amicable separation between the parties. You further agree and understand that this Agreement does not prohibit you from making truthful statements or disclosures regarding unlawful employment practices and that this Agreement does not, in any way, restrict or impede you from exercising your rights under Section 7 of the National Labor Relations Act or exercising other protected rights to the extent that such rights cannot be waived by agreement. The Company agrees to direct non-employee Directors and Executive Officers to refrain from any communication, verbal or written (including but not limited to postings on the internet and/or on any social media outlet, such as Twitter and Facebook) that directly disparages and damages your reputation for integrity and/or competence, and negatively affects your standing in the professional or civic community, provided, however, truthful communications, verbal or written, relating to the Company’s legal or business matters shall not be limited by this provision.

20.License to Right of Publicity. You hereby grant to McDonald’s the irrevocable, unrestricted worldwide right to use, publish, display, broadcast, edit, modify and distribute materials bearing your name, voice, image, likeness, music, statements attributable to you or any other identifiable representation of you in connection with or related to your employment with McDonald’s (collectively, “your Likeness”) in any form, style, color or medium whatsoever now existing or developed in the future. You agree that all materials containing your Likeness which currently exist are and shall remain the sole and exclusive property of McDonald’s, and you hereby assign any proprietary right you may have in such materials to McDonald’s. You hereby release and forever discharge McDonald’s from any and all liability, claims and damages relating to the use of your Likeness and you waive any right you may have to inspect or approve the finished materials or any part or element thereof that incorporates your Likeness.

21.Assignment of Intellectual Property. You hereby fully and irrevocably assign to McDonald’s all of your right, title and interest in and to any and all confidential information, works of authorship, inventions, trade secrets, ideas, improvements, discoveries, developments, devices, methods, processes, software, designs, reports, trademarks, trade names, service marks, logos and trade dress (collectively, “Intellectual Property”), and all proprietary and intellectual property rights with respect thereto (collectively, “Proprietary Rights”), whether or not patentable or registrable under trademark, copyright or other statutes, made or conceived or reduced to practice by you as a result of your employment with McDonald’s, either alone or jointly with others, during the period of your employment with McDonald’s. You acknowledge that all original works of authorship which are made by you, solely or jointly with others, within the scope of your employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and that even if it should be determined that such works do not qualify as “works made for hire,” all of your right, title and interest thereto is nonetheless assigned to McDonald’s by virtue of this Agreement. All Intellectual Property shall be owned by McDonald’s irrespective of any copyright notices or confidentiality legends to the contrary. You agree to promptly disclose to the Company and hold in trust for the sole right, benefit and use of the Company any such Intellectual Property, and to promptly execute any and all declarations, assignments, applications and other instruments which McDonald’s shall deem necessary to apply for and obtain patents and copyright registrations in any country or otherwise to protect McDonald’s interests in the Intellectual Property. Furthermore, any assignment to McDonald’s of Intellectual Property includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal and any other rights throughout the world that may be known as or referred to as rights of “droit moral” or “moral rights” and/or any similar rights or principles of law that you may have in any Intellectual Property (collectively, “Moral Rights”). To the extent that such Moral Rights are not assignable under applicable law, you hereby waive and agree not to enforce any and all such Moral Rights, including, without limitation, any right to identification of authorship or limitation on subsequent modification. You acknowledge that McDonald’s shall have the full and free right to do or not to do whatever it desires with respect to the Intellectual Property, including without limitation, the right to utilize or not utilize the same, the right to file or not file a patent application and the right to license or sell the same, upon such terms as it may desire, with or without compensation. You recognize that this Agreement does not require assignment of: (i) any Intellectual Property that you made or conceived prior to the commencement of your employment with McDonald’s (which, to preclude any possible uncertainty, you have listed on Attachment A attached hereto); or (ii) any Intellectual Property that you develop entirely on your own time without using McDonald’s equipment, supplies, facilities, or trade secret information except for that Intellectual Property which either: (a) relates at the time of conception or reduction to practice to McDonald’s business, or actual or demonstrably anticipated research or development of McDonald’s; or (b) results from any work performed by you for McDonald’s. The provisions of this Section shall be binding upon you and your heirs, executors and administrators.

22.Non-Compete. You acknowledge that McDonald’s is engaged in a highly competitive business and has a compelling business need and interest in preventing release or disclosure of its confidential, proprietary and trade secret information as defined in this Agreement. Moreover, you acknowledge that McDonald’s has highly valuable, long-term and near permanent relationships with certain customers, suppliers, manufacturers, franchisees, employees and service organizations which McDonald’s has a legitimate interest in protecting and that you, by virtue of your position with McDonald’s, had, have and will continue to have access to these customers, suppliers, manufacturers, franchisees, employees and service organizations as well as the confidential, proprietary and trade secret information as defined in this Agreement. You also acknowledge that McDonald’s has invested substantial time, money and other resources in building and maintaining good will, reputation and a valuable brand and system. You acknowledge and agree that, in performing services for McDonald’s, you were placed in a position of trust with McDonald’s and that, because of the nature of the services provided by you to McDonald’s, Confidential Information will become engrained in you, so much so that you would inevitably or inadvertently disclose such information in the event you were to provide similar services to a competitor of McDonald’s. As such, you agree and covenant that from and after the date hereof and for a period of eighteen (18) months following your Termination Date: (A) you shall not either directly or indirectly, alone or in conjunction with any other party or entity, perform any services, work or consulting for one or more Competitive Companies anywhere in the world. “Competitive Companies” shall mean any company in the ready-to-eat restaurant industry that competes with the business of McDonald’s, including any business in which McDonald’s engaged during the term of your employment and any business that McDonald’s conducting at the time of the your termination of employment. Examples of Competitive Companies include, but are not limited to: YUM Brands, Inc. (including but not limited to Taco Bell, Pizza Hut and Kentucky Fried Chicken and all of YUM Brands, Inc.’s subsidiaries), Quick Service Restaurant Holdings (and all of its brands and subsidiaries), Burger King/Hungry Jacks, Wendy’s, Culver’s, In-N-Out Burger, Sonic, Hardee’s, Checker’s, Arby’s, Long John Silver’s, Jack-in-the-Box, Popeye’s Chicken, Chick-fil-A, Domino’s Pizza, Chipotle, Q-doba, Panera Bread, Papa John’s, Potbelly, Raising Cane’s, Subway, Quiznos, Dunkin’ Brands, Seven-Eleven, Tim Horton’s, Starbucks, Peet’s Coffee, Jamba Juice, BoJangle’s, WaWa, Five Guys, Denny’s and their respective organizations, partnerships, ventures, sister companies, franchisees, affiliates or any organization in which they have an interest and which are involved in the ready-to-eat restaurant industry anywhere in the world, or which otherwise compete with McDonald’s. You agree to consult with the Executive Vice President of Human Resources, or his/her successor, for clarification as to whether or not McDonald’s views a prospective employer, consulting client or other business relationship of you may have or have had in the ready-to-eat industry not listed above as a Competitive Company; and (B) you shall not perform or provide, or assist any third party in performing or providing, Competitive Services anywhere in the world, whether directly or indirectly, as an employer, officer, director, owner, employee, partner or otherwise, of any person, entity, business, or enterprise. For the purposes of this restriction, “Competitive Services” means the design, development, manufacture, marketing or sale of a product, product line or service that competes with any product, product line or service of McDonald’s as they presently exist or as may be in existence or development on Executive’s Termination Date. You agree that you will notify McDonald’s prior to engaging in any way with a competitor of McDonald’s, and you further acknowledge and agree that McDonald’s may contact the subsequent employer and reveal the terms of this Agreement. This Section is not meant to prevent you from earning a living or fostering your career, but rather to prevent any competitive business from gaining any unfair advantage from your knowledge of McDonald’s Confidential Information, trade secrets and/or proprietary information. Nothing in this non-compete shall be construed to restrict the right of a lawyer to provide legal services for another company, provided that a lawyer who has formerly represented McDonald’s may not thereafter represent another company in a matter that is the same or substantially related to a matter in which the lawyer represented McDonald’s and in which the other company’s interests are materially adverse to McDonald’s interests, and may not use or disclose confidential information obtained while employed by McDonald’s. For the avoidance of doubt, nothing in this Agreement precludes you from serving on the Board of Directors of a company that does not provide Competitive Services.

23.No Solicitation. In consideration of the valuable benefits you are receiving by virtue of executing this Agreement (which you expressly agree is sufficient consideration for the promises contained herein) and in light of McDonald’s legitimate business interests as set forth in Section 22 above, you agree that from and after the date hereof and for a period of two (2) years from your Termination Date, you will not directly or indirectly solicit for employment any salaried employee of McDonald’s with whom you had material business contact or about whom you had Confidential Information (as that term is defined below), whether employed at the corporate office or in the field. This restriction includes, but is not limited to, all officers of McDonald’s. You also agree that from and after the date hereof and for a period of two (2) years from your Termination Date, you will not directly or indirectly induce any vendor, supplier, franchisee, consultant, independent contractor or partner of McDonald’s to reduce or curtail its relationship with McDonald’s. Additionally, you agree not to release names of any McDonald’s salaried employees to recruiters, headhunters or employment agencies. Any person described in this Section shall be deemed covered by this Section while so employed or retained by McDonald’s and for a period of two (2) years thereafter. This Section shall not apply to employees based in California.

24.Protecting the Company’s Confidential Information. You understand that in the course of your employment, you received the Company’s Confidential Information (as defined below). You agree:

a.to treat all Confidential Information as strictly confidential;

b.not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company without consent of an authorized officer acting on behalf of the Company; and

c.not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company without the prior consent of an authorized officer acting on behalf of the Company.

You can disclose Confidential Information as required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, such as the SEC, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You agree that you will provide the Company with immediate written notice of such an order, to the extent permitted by law, but you do not need permission from the Company to respond.

You understand and acknowledge that your obligations under this Agreement with regard to any particular Confidential Information starts now and continues during and after your separation from employment with the Company, for any reason, whether with or without cause, at the option of the Company or you, with or without notice, until the Confidential Information has become public knowledge through no wrongful act or omission by you.

You understand and acknowledge that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that if you improperly use or disclose the Confidential Information, you can cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. Unauthorized use or disclosure of the Confidential Information shall be deemed a material breach of this Agreement.

The term “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration, but not limitation, “ Confidential Information” includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, marketing innovations (including brand names, taglines and logos), other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively referred to as “Inventions”); (ii) client lists and information, including the terms of contracts and arrangements with and proposals to Company’s clients and prospective clients (collectively “Clients”); (iii) terms of agreements with franchisees and developmental licensees; (iv) customer lists, personal data, financial data and other information obtained from customers of the Company and Company’s affiliates, franchisees and developmental licensees (“McDonald’s System Parties”); (v) non-public pricing information, vendor prices and lists, buying and pricing strategies and merchandise plans, including the terms of contracts and arrangements with vendors, service providers or suppliers to the McDonald’s System Parties; (vi) promotional, marketing and advertising strategies and plans, including information about projects in development and the terms of contracts and arrangements relating to promotions, marketing and advertising (including arrangements with athletes and other third parties); (vii) non-public financial and statistical information relating to the Company, its business, the businesses of its Clients and the businesses of the McDonald’s System Parties, including budgets, financial and business forecasts, expansion plans and business strategies; (viii) information regarding the skills, performance and compensation of other employees, contractors and consultants of the Company; and (ix) any information received from third parties for which the Company may owe a duty to maintain confidential or use solely for limited purposes.

25.Defend Trade Secrets Act (“DTSA”) Notice. Federal law provides criminal and civil immunity from federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances that are set forth at 18 U.S.C. Secs. 1883(b)(1) and 1833(b)(2) related to the reporting or investigation of a suspected violation of the law or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

26.Return of Records and Equipment and Authorization of Deductions. On or by your Termination Date, you will return to McDonald’s and will not maintain originals or copies in your possession of all documents (including electronic documents), manuals, office equipment (including, but not limited to, any computers, credit cards and other things belonging to McDonald’s, but you shall be entitled to retain your cellular phone after the Company has taken any necessary action to capture the necessary information), which you have borrowed or which you possess or control. You hereby expressly authorize McDonald’s to deduct from your severance pay: (i) any money owed

McDonald’s as a result of items which are not returned or personal charges on a corporate credit card, or for loans or advances you have received and which remain unpaid, if you agreed to allow such deductions at the time the loans or advances were made; and (ii) any statutory deductions, including those pursuant to a court order, levy, lien, or an administrative proceeding. Any such deductions will be reflected and itemized on the applicable paystub. If you have any questions regarding any of those deductions, you can direct those to the Service Center at 1-877-623-1955.

27.Remedies for Breach and Intent of Parties Concerning Restrictive Covenants. Without limiting any other rights or remedies McDonald’s may have, McDonald’s reserves the right to enforce any and all rights and obligations it has under the Grant Materials. Furthermore, should a court of competent jurisdiction find that you have breached any portion of the provisions of this Agreement, McDonald’s may seek remedies, which will include, but not be limited to: (i) recovery of any consideration you have received prior to the date of breach pursuant to this Agreement; (ii) injunctive relief; and (iii) any additional damages suffered by McDonald’s and granted by the court as a result of said breach. In addition, McDonald’s reserves the right to suspend any payments or other consideration due to you under this Agreement that has not been paid at the time it determines there is a breach and will not be required to resume or otherwise release such payments until there is a ruling from the court determining what if any damages should be awarded to McDonalds. The parties agree that the consideration already paid to you prior to any suspension of payment as a result of breach represents ongoing valid consideration for the Release of Claims in this Agreement (including any re-execution thereof as required by Sections 11, 33 and 34).

In the event of a violation of any of the restrictive covenants set forth herein, you acknowledge and agree that the post-termination restrictions contained herein shall be extended by a period of time equal to the period of the violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. If it is determined by a court of competent jurisdiction in any state (or other governing body), that any restrictive covenant is excessive in duration or scope or is unreasonable or unenforceable under applicable law but in no case greater than set forth in this Agreement.

28.Entire Agreement. This Agreement contains the full agreement between you and McDonald’s and completely supersedes any prior written or oral agreements or representations concerning the subject matter thereof, provided, however, that pursuant to Section 6, in the event of a conflict between this Agreement and the Grant Materials, the Grant Materials shall govern. Each of the parties hereto expressly agrees and acknowledges that neither is entering into this Agreement in reliance upon any representations, promises or assurance from the other party other than those expressly set forth in this Agreement.

29.Severability. In the event a court, arbitrator or other entity with jurisdiction determines that any portion of this Agreement (other than the Release of Claims Section) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

30.Valid Consideration. You agree and acknowledge that you have received valid, bargained for consideration in exchange for the terms of this Agreement, including but not limited to the Limits on Adverse Comments and Publications Section above.

31.Consideration Period & Signature. You acknowledge that the Company advises you to consult with an attorney prior to executing this Agreement and re-executing this Agreement as required by Sections 11, 33 and 34 hereof. You further acknowledge that you have been given at least 21 days to consider the terms of this Agreement, that you have been able to use this period, or as much of this period as you desire, and that you have executed and re-executed, as applicable, this Agreement voluntarily with the express intention of making a binding legal Agreement, including giving up all claims against McDonald’s. You forever waive any relief not explicitly set forth in this document. The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

32.Knowing and Voluntary Release. By executing this Agreement and re-executing this Agreement as required by Sections 11, 33 and 34 hereof, you agree that you have read and fully understand this Agreement and have voluntarily entered into this Agreement with full knowledge and understanding that you are expressly waiving valuable rights.

You agree and understand that by executing this Agreement and re-executing this Agreement as required by Sections 11, 33 and 34 hereof, you are releasing any claims that you might have against McDonald’s under the Age Discrimination in Employment Act, the Illinois Human Rights Act, Title VII of the Civil Rights Act, and any claims enforced by the Illinois Department of Human Rights or Equal Employment Opportunity Commission that occurred prior to the execution and re-execution of this Agreement.

33.Execution and Re-Execution of this Agreement. Please execute the Agreement and re-execute the Agreement no later than fifteen (15) days following your Termination Date in the space provided for each such execution on the signature page hereto and return this Agreement to Carrie Reuter (or their successor) at the following address:

McDonald’s Corporation
Department #146
Attention: Carrie Reuter (or their successor)
110 N. Carpenter Street
Chicago, Illinois 60607

34.Right to Revoke. The execution and re-execution of this Agreement may be revoked by delivering a written notice of revocation to Carrie Reuter (or their successor), McDonald’s Corporation, 110 N. Carpenter Street, Chicago, Illinois 60607, no later than the seventh day after you execute or re-execute, as applicable, it. Revocations delivered by mail must be postmarked by the seventh day after executing or re-executing, as applicable, this Agreement. Provided that you timely execute and re-execute and return, and do not revoke, this Agreement, it will become effective on the eighth (8th) day after you execute and then-re-execute it. If you do not execute and re-execute this Agreement and return it within the time period described above, or you revoke the Agreement during the seven (7) day revocation period, no part of the payments and benefits described in this Agreement will be available to you and the Company will have the right to recoup the full amount of any such payments and benefits previously paid or made available to you.

35.Impact of Death. If you die before all benefits due under this Agreement are received by you, benefits will be due to your wife, Jayne Krulewitch, and if she does not survive you, to your Estate.

36.Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment or installment in a series of payments under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A to the extent necessary to avoid the imposition of penalty taxes on you pursuant to Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A, any payment that may be paid in more than one taxable year (depending on the time that you execute this Agreement) shall be paid in the later taxable year. In no event shall McDonald’s be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or otherwise or for damages for failing to comply with Section 409A. If McDonald’s, on the advice of counsel, reasonably believes that this Agreement, or any benefit hereunder, is subject to and does not comply with the requirements of Section 409A, the parties shall cooperate in good faith to take such steps as are reasonably necessary and appropriate, including amending this Agreement, to avoid the imposition of a Section 409A penalty while maintaining to the maximum extent possible, the economic benefits provided to you in this Agreement. If you are deemed on your Termination Date to be a “specified employee” within the meaning of Section 409A, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” to the extent required by Section 409A, such payment or benefit shall be made or provided on the date which is the earlier of (a) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (b) the date of your death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section shall be paid or reimbursed to you in a lump sum and all remaining payments and benefits due (if any) shall be paid or provided in accordance with the normal payment dates. With regard to any reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred and (iv) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement).

I have read and understand this Agreement. By signing below, I hereby fully and freely agree to abide by the promises, releases, and obligations set forth above.

Employee Signature:	/s/ Jerome N. Krulewitch
Jerome N. Krulewitch

Date:	October 13, 2020

Re-Execution By Employee as Required by Sections 11, 33 and 34

Employee Signature:	/s/ Jerome N. Krulewitch
Jerome N. Krulewitch

Date:

McDonald’s Corporation Signature:	/s/ Heidi B. Capozzi

Name (print):	Heidi B. Capozzi

Title:	EVP, Global Chief People Officer

Date:	October 14, 2020

Attachment A: Intellectual Property

Please list any Intellectual Property which you made, conceived or learned prior to the commencement of your employment with McDonald’s: